EXHIBIT 99.1

Contact:
George Paz, Chief Financial Officer
David Myers, Director Investor Relations
(314)    702-7173
investor.relations@express-scripts.com

                 EXPRESS SCRIPTS REPORTS SECOND QUARTER EARNINGS


ST. LOUIS, July 18, 2001--Express Scripts, Inc. (NASD: ESRX) announced second quarter net income of $30.2 million, or 38 cents per diluted share. This represents a 32 percent increase in net income and a 27 percent increase in diluted earnings per share compared with the $22.9 million, or 30 cents per diluted share for the same quarter last year, excluding a non-recurring charge in 2000 discussed below. All per share amounts reflect the 2-for-1 stock split, which was effective June 22, 2001.

         Express Scripts generated $45.5 million in cash flow from operations in the second quarter compared with $37.4 million in the same quarter last year. On July 3, 2001, the company prepaid $50 million of debt. Including this prepayment, the company's ratio of debt to total capitalization has declined to 30 percent from 47 percent a year ago.

         "We are pleased by our performance at the midpoint of the year and our prospects for the future, confirmed by our recent stock split and increased earnings guidance for 2001 and 2002," stated Barrett Toan, chairman and CEO. "We continue to successfully execute our strategic business plan, which is driving strong earnings growth and cash flow generation."

MEMBERSHIP GROWTH

         Express Scripts serves approximately 47 million members as of July 1, 2001 compared to 40.5 million at July 1, 2000. Effective June 1, 2001, the company began providing pharmacy mail services to approximately 1 million members using the AARP Pharmacy Service. Network management and claims processing for an additional 1 million AARP members will begin in September 2001. The membership count at July 1, 2000 excludes the 8.3 million members served under the United HealthCare (UHC) contract, which expired in 2000.

         In addition to the strong membership growth in the second quarter of 2001, Express Scripts cross-sold services to be provided to approximately 2 million members, contributing to the growth in mail pharmacy utilization, pharmacy network management and advanced formulary management. Since the Diversified Pharmaceutical Services (DPS) acquisition in 1999, the company has cross-sold expanded services to be provided to over 14 million members.
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STRONG OPERATING RESULTS

         Revenues for the second quarter of 2001 were $2.2 billion, a 33 percent increase over $1.7 billion for the second quarter of 2000. The year-to-year increase is due primarily to new membership, the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, and higher utilization and drug costs. The reduction in UHC lives from last year's second quarter did not significantly impact revenues as UHC revenues were recorded on the net basis, which only includes administrative fees, but not drug ingredient costs.

         Mail pharmacy prescriptions increased to 4.9 million during the second quarter of 2001, a 32 percent increase compared with the same quarter last year. Network pharmacy claims processed in the second quarter were 71.3 million, a 22 percent increase over the same quarter last year, excluding UHC claims.

         Gross profit per adjusted claim for the second quarter of 2001 was $1.74, an increase of 3 percent sequentially from the first quarter of 2001 and 14 percent over the second quarter of 2000. EBITDA per adjusted claim was $0.89, an increase of 3 percent sequentially from the first quarter of 2001 and 14 percent over the second quarter of 2000.

         Second quarter 2000 net loss on a reported basis was $74.2 million or 98 cents per diluted share and reflected a $97.0 million non-cash, after-tax write-off on the company's investment in PlanetRx.com, Inc.

FOCUS ON SPECIALTY DISTRIBUTION

         One key focus of Express Scripts' business plan is on the distribution of chronic biotech and injectable drugs, which can be distributed through a centralized location, rather than on acute home-infusion drugs. In order to facilitate this change, the company sold the branch offices of its IVTx infusion services subsidiary to Option Care, Inc. in June 2001. The sale of the assets and discontinuance of acute-care home infusion services do not materially impact the company's results of operations or cash flow.

         The company continues to experience strong growth in its Specialty Distribution Services (SDS) subsidiary, which was recently selected by Novartis Pharmaceuticals to be the exclusive Patient Assistance Program (PAP) service provider for Gleevec(TM), an oral anti-leukemia drug. In addition to administering patient assistance programs, SDS customizes the delivery of chronic medications directly to patients and alternate sites. The products distributed usually require special handling and special services.


PROGRAMS AND PRODUCTS DEMONSTRATE THOUGHT LEADERSHIP

         Express Scripts' fifth annual Drug Trend Report, one of the most thorough publicly available analyses of U.S. drug usage patterns and costs, was released during the second quarter at the company's annual Outcomes Conference. "The intent of the Drug Trend Report series is to provide clients with a better understanding of the dynamics underlying current drug cost increases

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                                       3



and future drug cost trends," Toan said. "We use this research to drive our benefit design, which we are able to bring to market more quickly for the benefit of our clients."
         Express Scripts announced the launch of Express Choice(TM), an extensive suite of personalized Web-based tools that introduces a precedent-setting model for pharmacy benefit services. Designed to adapt the pharmacy benefit to members' growing awareness and changing needs, Express Choice gives members, as well as clients and pharmacists, a previously unknown degree of control, choice and convenience. "This breakthrough transforms members from passive recipients of pharmacy benefit services to pivotal decision-makers in the process," added Toan. "Members' ability to make informed decisions, both financial and clinical, is fundamental to improved outcomes for members and payers alike."

MEDICARE RX DISCOUNT CARD PROGRAM

         Express Scripts supports a new Medicare Prescription Discount Card initiative recently announced by President George W. Bush. "Our participation in the White House announcement reflects our excitement of being a part of this interim solution of making prescription drugs more affordable for seniors, while a more comprehensive solution is sought," Toan stated. "Our company has a great deal of experience in providing access to safe and affordable medications, and we welcome the opportunity to make prescription drugs more affordable for our senior citizens."


         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels
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                                       4


o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o the possible termination of, or unfavorable modification to, contracts with key clients or providers
o the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o    adverse results in litigation
o    risks  associated  with our leverage and debt service  obligations
o risks associated with our ability to continue to develop new products, services and delivery channels
o developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o risks associated with our financial commitment relating to the RxHub venture
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives
o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW
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


                              EXPRESS SCRIPTS, INC.

                        UNAUDITED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                       3 MONTHS ENDED JUNE 30,       6 MONTHS ENDED JUNE 30,
                                                     --------------------------    --------------------------
                                                          2001           2000           2001           2000
                                                     -----------    -----------    -----------    -----------
Revenues
   Revenues                                          $ 2,206,192    $ 1,650,251    $ 4,262,602    $ 3,122,791
   Other revenues                                             --          3,116             --          6,085
                                                     -----------    -----------    -----------    -----------
                                                       2,206,192      1,653,367      4,262,602      3,128,876
                                                     -----------    -----------    -----------    -----------

Cost and expenses: (1)
   Cost of revenues                                    2,055,977      1,515,964      3,967,264      2,859,027
   Selling, general and administrative                    92,521         87,421        182,543        170,792
                                                     -----------    -----------    -----------    -----------
                                                       2,148,498      1,603,385      4,149,807      3,029,819
                                                     -----------    -----------    -----------    -----------
Operating income                                          57,694         49,982        112,795         99,057
                                                     -----------    -----------    -----------    -----------
Other income (expense):
   Write-off of marketable securities (2)                     --       (155,500)            --       (155,500)
   Undistributed loss from joint venture                    (658)            --           (658)            --
   Interest income                                         2,274          2,046          3,684          3,427
   Interest expense                                       (8,629)       (13,183)       (17,773)       (27,384)
                                                     -----------    -----------    -----------    -----------
                                                          (7,013)      (166,637)       (14,747)      (179,457)
                                                     -----------    -----------    -----------    -----------
Income (loss) before income taxes                         50,681       (116,655)        98,048        (80,400)
Provision (benefit) for income taxes                      20,437        (42,478)        39,725        (27,655)
                                                     -----------    -----------    -----------    -----------
Net income (loss)                                    $    30,244    $   (74,177)   $    58,323    $   (52,745)
                                                     ===========    ===========    ===========    ===========

Basic earnings (loss) per share (3)                  $      0.39    $     (0.98)   $      0.75    $     (0.69)
                                                     ===========    ===========    ===========    ===========
Weighted average number of common shares
   outstanding during the period - basic (3)              78,010         75,625         77,777         76,137
                                                     ===========    ===========    ===========    ===========
Diluted earnings (loss) per share (3)                $      0.38    $     (0.98)   $      0.73    $     (0.69)
                                                     ===========    ===========    ===========    ===========
Weighted average number of common shares
   outstanding during the period - diluted (3) (4)        80,128         75,625         79,909         76,137
                                                     ===========    ===========    ===========    ===========
EBITDA (5)                                           $    76,893    $    70,890    $   150,995    $   141,532
                                                     ===========    ===========    ===========    ===========



SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS
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                                       6




                              EXPRESS SCRIPTS, INC.

                                      NOTES
                                 (in thousands)

UNAUDITED STATEMENT OF OPERATIONS
(1) Includes depreciation and amortization expense of:

                                 3 MONTHS ENDED JUNE 30, 6 MONTHS ENDED JUNE 30,
                                 ----------------------  -----------------------
                                       2001       2000        2001      2000
                                      -------   -------     -------   -------
Cost of revenues                      $ 3,907   $ 2,502     $ 7,051   $ 5,079
Selling, general and administrative   $15,292   $18,406     $31,149   $37,396


(2) Represents a $155,500 ($97,032 net of tax) write-off of our investment in PlanetRx during the second quarter of 2000.


(3) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(4) In accordance with FAS 128, basic weighted average shares were used to calculate 2000 diluted EPS as the 2000 net loss and actual diluted weighted average shares (77,016 for the second quarter of 2000 and 77,503 for the six months ended June 30, 2000, after reflecting the two-for-one stock split effective June 22, 2001) cause diluted EPS to be anti-dilutive.


(5) EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.

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                              EXPRESS SCRIPTS, INC.

                             UNAUDITED BALANCE SHEET
                                 (in thousands)

                                               JUNE 30,   DECEMBER 31,
                                                 2001         2000
                                             ----------   ------------
ASSETS
Current assets
   Cash and cash equivalents                 $  120,943   $   53,204
   Receivables, net                             832,052      802,790
   Inventories                                   97,951      110,053
   Other current assets                          26,823       32,122
                                             ----------   ----------
        Total current assets                  1,077,769      998,169


Property and equipment, net                     145,914      147,709
Goodwill, net                                   960,625      967,017
Other intangible assets, net                    156,490      157,094
Other assets                                     16,726        6,655
                                             ----------   ----------
Total assets                                 $2,357,524   $2,276,644
                                             ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Claims and rebates payable                $  846,338   $  878,622
   Other current liabilities                    252,678      237,322
                                             ----------   ----------
        Total current liabilities             1,099,016    1,115,944

Long-term debt                                  396,279      396,441
Other long-term liabilities                      67,759       59,015
                                             ----------   ----------
        Total liabilities                     1,563,054    1,571,400

Total stockholders' equity                      794,470      705,244
                                             ----------   ----------

Total liabilities and stockholders' equity   $2,357,524   $2,276,644
                                             ==========   ==========

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                              EXPRESS SCRIPTS, INC.
                        UNAUDITED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                         6 MONTHS ENDED JUNE 30,
                                                         -----------------------
                                                            2001         2000
                                                         ---------    ----------
Cash flow from operating activities:
Net  income (loss)                                       $  58,323    $ (52,745)

Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortizatio                              38,200       42,475
  Write-off of marketable securities                          --        155,500
  Other                                                       (979)     (47,203)
                                                         ---------    ---------
Net cash provided by operating
 activities                                                 95,544       98,027
                                                         ---------    ---------
Cash flows from investing and financing activities:
  Purchases of property and equipment                      (18,963)     (26,514)
  Acquisitions and joint venture                           (18,499)        --
  Repayment of long-term debt                                 --        (75,069)
  Treasury stock acquired                                     --        (30,247)
  Other                                                      9,657        1,008
                                                         ---------    ---------
Net cash (used in) investing and
 financing activities                                      (27,805)    (130,822)
                                                         ---------    ---------
Net  increase (decrease) in cash and cash equivalents       67,739      (32,795)

Cash and cash equivalents at beginning
 of period                                                  53,204      132,630
                                                         ---------    ---------
Cash and cash equivalents at end
 of period                                               $ 120,943    $  99,835
                                                         =========    =========